Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-273217) of Sleep Number Corporation of our report dated July 13, 2023, relating to the financial statements and supplemental schedules of the Sleep Number Profit Sharing and 401(k) Plan, which appears in this Form 11-K for the year ended December 31, 2022.

/s/ Baker Tilly Virchow Krause, LLP

Plano, Texas
July 13, 2023